Exhibit 99.1

News Release
Contact:	Steven D. Jennerjohn
(920)-743-5551
Source:	Baylake Corp.
Baylake Corp. Reports Financial Results for the Twelve and Three Months ended December 31, 2005
Sturgeon Bay, Wisconsin —(Business Wire)-February 21, 2006
     Baylake Corp. (OTC BB: BYLK.ob), a bank holding company with $1.1 billion in assets, reported net income of $8.9 million or $1.15 basic earnings per share for the twelve months ended December 31, 2005, as compared to $10.8 million or $1.41 per share for the twelve months ended December 31, 2004. The decrease in net income for the twelve-month period ended December 31 is primarily due to an increase in non-interest expense and an increase in the provision for loan losses. Non-interest expense was impacted by developments related to one borrower, which resulted in a $2.2 million provision for impairment on a letter of credit. (The preponderance of those charges were taken in the third quarter of 2005.) The provision for loan losses also significantly increased in the fourth quarter. For additional information on the provision for loan losses, see discussion below. These items were partially offset by an increase in net interest income and non-interest income and a decrease in income tax expense. Non-interest income increased primarily as the result of two property sales during the fourth quarter of 2005 providing gains totaling $2.7 million. Total gains from property sales amounted to $2.8 million for 2005.
     Net income was $3.1 million for the three months ended December 31, 2005, a decrease of $158,000 from $3.2 million in the same period in the prior year. An increase in the provision for loan losses of $1.5 million and higher non-interest expense in addition to a decrease in net interest income impacted fourth quarter results. These were offset by an increase in non-interest income and a lower income tax provision. In addition, disposals of premises and equipment impacted the results for the three months ended December 31, 2005 and 2004, as explained above.
     Diluted earnings per share were $1.14 for the twelve months of 2005 compared to $1.40 a year earlier, and were $0.39 for the fourth quarter of 2005, as compared to $0.41 for the same period in 2004. Return on assets (ROA) and return on equity (ROE) decreased for the twelve months ended December 31, 2005, to 0.82% and 11.51%, respectively, from 1.07% and 14.88%, respectively, from the same period one year ago. For the quarter ended December 31, 2005, ROA and ROE were 1.11% and 15.77%, respectively, compared to 1.24% and 16.99%, respectively, for the same period one year ago.
     For the twelve months ended December 31, 2005, net interest income increased $873,000 to $34.9 million when compared to the same period in 2004 due primarily to an increase in average interest-earning assets of $68.9 million for the period offset partially by a decrease in net interest margin of 16 basis points. Net interest income for the three months ended December 31, 2005 was $8.6 million compared to $9.1 million for the same period in 2004. Net interest income decreased for the quarter as a result of an increase in average earning assets amounting to $60.0 million offset by a decrease in net interest margin of 40 basis points to 3.51%.
     Net interest margin for the twelve months ended December 31, 2005 decreased to 3.60% from 3.76% a year earlier as interest-earning assets re-priced 75 basis points higher in addition to growth in average interest-earning assets which was more than offset by an increase of 100 basis points in interest-bearing liabilities. The continued pressure from the rise in short-term interest rates in addition to the concurrent flattening of the yield curve has affected net interest margin for the three-month and twelve-month periods ended December 31, 2005 relative to a year earlier. The increase in average interest-earning assets was primarily attributable to growth in loan and investment portfolios during the period. In addition, interest spread decreased to 3.27% for the twelve months ended December 31, 2005 compared to 3.52% for the same period in 2004.

     As discussed below, the provision for loan losses in 2005 increased in both the three and twelve-month periods as compared to comparable 2004 periods.
     Non-interest income for 2005 was $12.0 million, an increase of $2.4 million when compared to the same period last year. Non-interest income for the three months ended December 31, 2005 increased $2.5 million to $5.0 million. The increase in non-interest income for the three and twelve-month periods were primarily attributable to gains on sales of two bank properties totaling approximately $2.7 million. As noted in our press release dated December 15, 2005, a subsidiary sold property totaling 11.7 acres adjacent to a bank branch for $2.5 million to a third party resulting in a $2.2 million gain. In addition, also in the fourth quarter, a space related to the Baylake City Center project was sold by the Company to a third party resulting in a $410,000 gain. Finally for the year ended December 31, 2005, decreases of $359,000 related to gains on sales of loans were offset by increases in fees for other services to customers of $151,000 and other income of $178,000. Non-interest income for the quarter ended December 31, 2005 increased as a result of gains on sale of the property as noted earlier, offset to a lesser degree by decreased gains from sales of loans amounting to $47,000 and a decrease in fees for other services to customers totaling $128,000.
     Non-interest expense increased $4.4 million or 16.6%, to $30.9 million for the year ended December 31, 2005 compared to the same period in 2004. Impacting non-interest expense for the year ended December 31, 2005 was a $2.2 million charge (including charges of $345,000 in the fourth quarter) for impairment related to an off-balance sheet letter of credit, as mentioned earlier. Personnel and benefit expense increased approximately $1.5 million due to additional staffing and normal salary increases. The increase also included implementation costs of the Baylake Bank Supplemental Executive Retirement Plan (“Plan”) which was established in the first quarter of 2005. In that period, an expense of approximately $300,000 was recognized for the vested portion of the Plan. Expenses on other real estate owned decreased $200,000, the result of reduced holding costs relative to these properties during the twelve months ended December 31, 2005. Other operating expense increased $450,000 for the twelve months ended December 31, 2005. Approximately $379,000 of the increase was related to losses on various bank real properties sold or written down during the period. For the three months ended December 31, 2005, non-interest expense increased $457,000 from the three months ended December 31, 2005 to $7.5 million. Personnel and benefit expense increased $49,000 as a result of additional staffing expense. Other occupancy and equipment expense decreased $72,000. In the fourth quarter 2005, costs totaling $265,000 on a lease termination were expensed. These costs were to payoff the lease on a vacated property that had been used for office space prior to the relocation of that branch. Expenses from the operation of other real estate owned decreased $79,000. Other operating expense decreased $63,000.
     Income tax expense decreased $844,000 for the year ended December 31, 2005 when compared to the same period last year, the result of decreased taxable income. Income tax expense increased $249,000 for the three months ended December 31, 2005 when compared to the same period last year, the result of increased taxable income.
     Total assets for Baylake Corp. increased 4.0% for the year ended December 31, 2005 to $1.1 billion when compared to total assets of $1.0 billion at December 31, 2004. Total loans increased 7.3% during the year of 2005 to $812.3 million at December 31, 2005, while deposits increased 1.4% to $856.7 million during the period. Total shareholders’ equity increased 3.1% for the first twelve months of 2005 to $78.5 million at December 31, 2005 as compared with $76.2 million at December 31, 2004.
     Baylake Corp. recorded provisions for loan losses totaling $3.2 million during the year ended December 31, 2005, as compared to $1.6 million for 2004. The provision for loan losses is determined based on a quarterly process of evaluating the allowance for loan losses which takes into account various factors including specific credit allocations for individual loans, historical loss experience for category of loans, consideration of concentrations and changes in portfolio volume, and other qualitative factors. For the year ended December 31, 2005, this calculation also took into account overall asset quality in the loan portfolio during the period. Provisions were allocated to the borrower, described earlier, for financing that is included as loans on the Company’s books. Included in this allocation was a potential problem loan of $500,000 that was determined to be impaired and allocated a specific provision of $500,000 at September 30, 2005. Also additional financing approved in October 2005 in the form of a line of credit for $200,000 has been afforded this borrower to meet various funding needs and management has now included this in its impairment analysis. These loans were charged off in the fourth quarter of 2005. The Company has a letter of credit of $7.0 million outstanding related to this borrower for which the related provision for impairment is discussed above. The allowance for loan losses decreased $894,000 to $9.6 million during the twelve months ended December 31, 2005, reflecting the net loan charge-offs for the period offset partially by an increased provision during the period. For the three months ended December 31, 2005, the provision for loan losses was $1.5 million as compared to $30,000 for the same period in 2004. For the three months ended December 31, 2005, net loan charge-offs amounted to $2.5 million. Six commercial loans previously disclosed as non-performing, totaling $2.0 million (including the $700,000 referenced earlier), were charged-off during the three months ended December 31, 2005. The ratio of allowance for loan losses to total loans was 1.18% at December 31, 2005, as compared to 1.38% at December 31, 2004. Non-performing loans totaled $6.9 million and $5.9 million at December 31, 2005 and December 31, 2004, respectively. The increase in non-performing loans during the year ended December 31, 2005 was due, in part, to an increase in non-accrual loans during the period. The ratio of allowance for loan losses to non-performing loans was 137.6% and 176.4% at December 31, 2005 and December 31, 2004, respectively.
     Baylake Corp. believes the balance of the allowance for loan loss is presently sufficient to absorb probable incurred losses at December 31, 2005. However, future adjustments to the allowance for loan losses may be necessary based on changes in the performance of the loan portfolio or in economic conditions and the impact that these changes, if any, may have on the ability of borrowers to continue to service or repay outstanding credits and on the value of the underlying collateral securing these credits.
     Foreclosed assets, net, at December 31, 2005 increased $761,000 from December 31, 2004 primarily as the result of the addition of $2.1 million in property additions during 2005 offset partially by sales of nine commercial real estate properties totaling $1.3 million. Net losses on the sale of those properties amounted to $3,000.
     Capital resources for the year ended December 31, 2005 improved by $2.3 million. Baylake Corp. anticipates that it has resources available to meet its commitments. At December 31, 2005, Baylake Corp. had $73.6 million of established lines of credit with nonaffiliated banks, of which $73.6 million was available at December 31, 2005.
Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank. Through Baylake Bank, the Company provides a variety of banking and financial services from 27 financial centers located throughout Northeast and Central Wisconsin, in Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie, Waupaca, and Waushara Counties.
The following appears in accordance with the Private Securities Litigation Reform Act of 1995:
     This news release contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”
     Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements. This press release, and the most recent annual and quarterly reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended September 30, 2005 and Form 10-K for the year ended December 31, 2004, describe some of these factors, including certain credit, market, operational, liquidity and interest rate risks associated with the company’s business and operations, and recent actions taken by the Wisconsin Department of Revenue relating to state tax obligations. Other factors include changes in general business and economic conditions, world events (especially those which could affect our customers’ tourism-related businesses), competition, fiscal and monetary policies and legislation.
     Forward-looking statements speak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Baylake Corp. and Subsidiaries

SUMMARY FINANCIAL DATA
     The following tables set forth selected consolidated financial and other data for Baylake Corp. at the dates and for the periods indicated. The selected consolidated financial and other data at December 31, 2005 has not been audited but in the opinion of management of Baylake Corp. reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

	At	At
	December 31,	December 31,
	2005	2004
		(dollars in thousands)
Selected Financial Condition Data (at end of period):
Total assets	$1,089,408	$1,047,748
Investment securities(1)	171,638	197,392
Federal funds sold	199	5,445
Total loans	812,296	757,228
Allowance for loan losses	9,551	10,445
Total deposits	856,711	844,541
Borrowings(2)	126,500	101,476
Subordinated debentures	16,100	16,100
Total shareholders’ equity	78,544	76,205
Non-performing loans, net of discount(3)(4)	6,942	5,920
Non-performing assets, net of discount(3)(4)	10,275	8,492

	As of and for the		As of and for the
	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2005	2004	2005	2004
	(dollars in thousands, except per share data)
Selected Income Data:
Total interest income	$16,663	$13,510	$61,538	$50,362
Total interest expense	8,081	4,446	26,660	16,357

Net interest income	8,582	9,064	34,878	34,005
Provision for loan losses	1,549	30	3,217	1,599

Net interest income after provision for loan losses	7,033	9,034	31,661	32,406
Total non-interest income	5,014	2,465	11,976	9,538
Total non-interest expense	7,489	7,032	30,898	26,491

Income before income tax	4,558	4,467	12,739	15,453
Income tax provision	1,506	1,257	3,836	4,680

Net income	$3,052	$3,210	$8,903	$10,773

Per Share Data:(5)
Net income per share (basic)	$0.39	$0.42	$1.15	$1.41
Net income per share (diluted)	0.39	0.41	1.14	1.40
Cash dividends per common share	0.16	0.15	0.61	0.57
Book value per share	10.09	9.91	10.09	9.91

Performance Ratios:(6)
Return on average total assets	1.11%	1.24%	0.82%	1.07%
Return on average total shareholders’ equity	15.77	16.99	11.51	14.88
Net interest margin(7)	3.51	3.91	3.60	3.76
Net interest spread(7)	3.08	3.64	3.27	3.52
Non-interest income to average assets	1.83	0.95	1.10	0.95
Non-interest expense to average assets	2.73	2.71	2.85	2.63
Net overhead ratio(8)	0.90	1.76	1.75	1.68
Efficiency ratio(10)	66.32	59.61	67.31	59.97
Average loan-to-average deposit ratio	94.65	92.59	94.16	93.62
Average interest-earning assets to average interest-bearing liabilities	112.47	114.32	112.73	113.59

Asset Quality Ratios:(3)(4)(6)
Non-performing loans to total loans	0.85%	0.78%	0.85%	0.78%
Allowance for loan losses to:

	As of and for the		As of and for the
	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2005	2004	2005	2004
	(dollars in thousands, except per share data)
Total loans	1.18	1.38	1.18	1.38
Non-performing loans	137.58	176.44	137.58	176.44
Net charge-offs to average loans	1.24	1.34	0.52	0.45
Non-performing assets to total assets	0.94	0.81	0.94	0.81

Capital Ratios:(6)(9)
Shareholders’ equity to assets	7.21%	7.27%	7.21%	7.27%
Tier 1 risk-based capital	9.70	9.83	9.70	9.83
Total risk-based capital	10.77	11.03	10.77	11.03
Leverage ratio	8.27	8.33	8.27	8.33

Other Data at End of Period:
Number of bank subsidiaries	1	1	1	1
Number of banking facilities	27	27	27	27
Number of full-time equivalent employees	317	308	317	308

(1)	Includes securities classified as available for sale.

(2)	Consists of Federal Home Loan Bank advances, federal funds purchased and collateralized borrowings.

(3)	Non-performing loans consist of non-accrual loans, guaranteed loans 90 days or more past due but still accruing interest. Non-performing assets consist of non-performing loans and other real estate owned.

(4)	The increase in non-performing assets during the twelve months ended December 31, 2005 was due, in part, to an increase in non-accrual loans in the third and fourth quarters of 2005 and an increase in other real estate owned in the fourth quarter of 2005.

(5)	Earnings per share are based on the weighted average number of shares outstanding for the period.

(6)	With the exception of end of period ratios, all ratios are based on average daily balances and are annualized where appropriate.

(7)	Net interest margin represents net interest income as a percentage of average interest-earning assets, and net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(8)	Net overhead ratio represents the difference between noninterest expense and noninterest income, divided by average assets.

(9)	The capital ratios are presented on a consolidated basis

(10)	Efficiency ratio is calculated as follows: non-interest expense divided by the sum of taxable equivalent net interest income plus non-interest income, excluding investment securities gains, net and excluding net gains on sale of fixed assets.